Exhibit 99.2

2/7/03

Q&A ON THREE RIVERS RIBAVIRIN PATENT AGREEMENT

1. Why did Schering-Plough enter into this agreement? Why not defend your patents in court? Does this mean your ribavirin patents are weak? Etc.

Schering-Plough had determined that entering into the agreement would be in the best interests of the company.

2. But why give generic ribavirin entry into the U.S. market?

This licensing agreement with Three Rivers does not in and of itself provide entry into the U.S. ribavirin market. As Three Rivers has reported, it must first resolve its ribavirin patent litigation with Ribapharm Inc. and receive FDA approval of its ANDA before it can market a generic ribavirin product.

3. What is the status of Three Rivers' ANDA? Of their patent litigation with Ribapharm?

These questions are best directed to Three Rivers. While Schering-Plough does not comment on other companies' regulatory or legal matters, Three Rivers has publicly reported that they do not have tentative approval of their ribavirin ANDA from FDA. Three Rivers also has publicly reported that their patent litigation with Ribapharm is ongoing.

4. How does Par Pharmaceutical fit in to this agreement? Did Par receive a ribavirin license too?

No. Par Pharmaceutical did not receive a license to Schering-Plough's U.S. ribavirin patents.
Par has publicly reported that it has an agreement with Three Rivers to market and distribute Three Rivers' generic ribavirin product.

5. What patents are covered by this licensing agreement? Does this agreement include rights to Schering-Plough's patents covering ribavirin in combination with interferon or peginterferon?

The licensing agreement includes all of Schering-Plough's U.S. patents relating to ribavirin and its use in treating hepatitis C, including its use in combination with interferon or peginterferon.

6. Does this agreement include rights to Schering-Plough's ribavirin patents outside the United States?

No. This licensing agreement only includes Schering-Plough's U.S. ribavirin patents.

7. Does Three Rivers receive a license to use the REBETOL brand name?

No.

8. Does Three Rivers receive a license to make or sell REBETRON, INTRON A or PEG-INTRON. To use these brand names?

No. No product other than generic ribavirin is involved in this licensing agreement.

9. Will this agreement allow Three Rivers to sublicense ribavirin rights to other companies?

No. The license granted under this agreement is a non-exclusive and non-sublicensable license to Schering-Plough's U.S. ribavirin patents.

10. Does this agreement change your ribavirin licensing agreement with ICN/Ribapharm? Change the royalties you pay to ICN/Ribapharm?

No. This patent agreement does not affect Schering-Plough's ribavirin licensing agreement with Ribapharm.

11. What is the status of your ribavirin patent litigation with Geneva and Teva? What is the status of their ANDAs for generic ribavirin?

Patent litigation with Geneva Pharmaceuticals and Teva Pharmaceuticals relative to Schering-Plough's U.S. ribavirin patents has been temporarily stayed while the parties seek to reach a settlement. Geneva and Teva each have an ANDA currently pending with FDA seeking approval to market a generic ribavirin product.

12. Are you seeking a similar royalty-bearing agreement with Geneva and Teva? What terms are you negotiating? How close are you? What is the timeframe for getting this done?

The companies are seeking to reach a settlement.

13. Have any other companies filed an ANDA with FDA for generic ribavirin?

We are not aware of any ANDAs for generic ribavirin other than those filed by Three Rivers, Geneva and Teva.

14. What will the launch of a generic ribavirin product do to your REBETOL sales? Your Earnings?

The company has reported in previous public documents that generic ribavirin competition in the United States could occur in 2003. The company in an Oct. 3, 2002, press release reported that earnings in 2003 could be negatively affected by generic ribavirin competition in the United States.

15. What about in Europe? In Japan? Does REBETOL (ribavirin) have patent protection outside the United States?

In the Europe Union (EU), under provisions of EU law, REBETOL has data exclusivity for a period of 10 years from the date of EU marketing authorization (May 7, 1999).

In Japan, as a result of MHLW approval, REBETOL obtained data exclusivity in Japan for a period of six years from the date of approval (Nov. 21, 2001).

16. What are REBETOL sales in Europe? In Japan?

Schering-Plough reports REBETOL sales in Europe and Japan in the same manner as sales of the product are reported for other countries where it is marketed separately - as part of the combined line for the INTRON franchise (INTRON A/PEG-INTRON/REBETRON/REBETOL). In 2002, total combined sales of the INTRON franchise were $2.7 billion worldwide, with $1.7 billion in the U.S. and
$1.0 billion internationally.

17. What is the U.S. price of REBETOL?

REBETOL Capsules are packaged in bottles containing either 42, 56, 70 or 84 capsules each:

Bottle Size	2 wk supply/daily dose	Net Direct	NDC Code
42 capsules	600 mg	$370.87	0085-1327-04
56 capsules	800 mg	$494.49	0085-1351-05
70 capsules	1,000 mg	$618.12	0085-1385-07
84 capsules	1,200 mg	$741.74	0085-1194-03

18. What is the U.S. price of PEG-INTRON?

PEG-INTRON is available in four vial sizes:

Vial Size	Net Direct/Vial	NDC Code
50 mcg/0.5 mL	$262.83	0085-1368-01
80 mcg/0.5 mL	$275.96	0085-1291-01
120 mcg/0.5 mL	$289.77	0085-1304-01
150 mcg/0.5 mL	$304.25	0085-1279-01